ETFis Series Trust I 485BPOS

Exhibit 99(h)(14)

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of January 1, 2025 (the “Closing Date”) by and among Virtus Investment Advisers, LLC, a Delaware limited liability company (formerly, Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Transferee”); Virtus Advisers, LLC, a Delaware limited liability company (formerly, Virtus ETF Advisers LLC, a Delaware limited liability company) (the “Adviser”); and ETFis Series Trust I, a Delaware statutory trust (the “Trust” and collectively with the Adviser, the “Transferor”), on behalf of its series listed on Schedule A attached hereto (the “Fund”).

WITNESSETH THAT:

WHEREAS, the Transferee and the Adviser are each an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser and the Trust are parties to an Investment Advisory Agreement dated as of June 4, 2015 (as amended, the “Advisory Agreement”), with respect to the Fund;

WHEREAS, the Adviser and the Trust on behalf of the Fund are parties to an Expense Limitation Agreement dated as of February 8, 2018 (as amended, the “Expense Limitation Agreement”), with respect to the Fund;

WHEREAS, the Advisory Agreement provides in substance for its automatic termination in the event of its assignment, in accordance with the requirements of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser wishes to transfer to the Transferee, and the Transferee wishes to assume, the rights and obligations of the Adviser under the Expense Limitation Agreement;

WHEREAS, the Transferee and the Adviser are both indirect, wholly-owned subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and are, therefore, under common control of Virtus;

WHEREAS, certain registered investment advisers within the corporate organizational structure of Virtus will be reorganized and the Transferee will replace the Adviser as adviser to the Fund (the “Reorganization”);

WHEREAS, following the Reorganization, the Transferee and the Adviser will remain indirect, wholly-owned subsidiaries of Virtus, and therefore under the control of Virtus;

WHEREAS, the Reorganization will not result in a change of actual control or management of either the Adviser or the Transferee and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of the Advisory Agreement in accordance with its terms; and

WHEREAS, at a meeting held on November 20, 2024, the Board of Trustees of the Trust (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, approved the appointment of the Transferee as the investment adviser to the Fund in connection with the Reorganization and authorized any officer of the Fund to execute and deliver such documentation appropriate to accomplish the transfer and assumption of the Advisory Agreement and the Expense Limitation Agreement;

WHEREAS, the Trust wishes to confirm its express written consent to the transfer, assumption and amendment of the Advisory Agreement and the Expense Limitation Agreement as set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1.           AMENDMENT OF THE ADVISORY AGREEMENT AND THE EXPENSE LIMITATION AGREEMENT. The name of the adviser in the Advisory Agreement and in the Expense Limitation Agreement is hereby changed from “Virtus ETF Advisers LLC” to “Virtus Investment Advisers, LLC.”

2.           ASSUMPTION BY THE TRANSFEREE. The Transferee, intending to be legally bound, hereby agrees as of the Closing Date, to assume all of the duties and obligations of the Adviser with respect to the provision of investment management services to the Fund under the Advisory Agreement and with respect to the waiver of fees and/or assumption of expenses under the Expense Limitation Agreement and accepts and agrees to perform all such duties and obligations in connection therewith.

3.           REPRESENTATIONS OF THE TRANSFEREE. The Transferee hereby represents and warrants as of the Closing Date: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Advisory Agreement and under the Expense Limitation Agreement, and to act as adviser to the Fund; (iii) all action required of the Transferee to assume the duties and obligations under the Advisory Agreement and under the Expense Limitation Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms; and (v) each of the Advisory Agreement and the Expense Limitation Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms.

4.           CONSENT OF THE TRUST. By executing this Agreement, the Trust expressly consents to the transfer, assumption and amendment of the Advisory Agreement and of the Expense Limitation Agreement as set forth in this Agreement, including without limitation the transfer to the Transferee of the right to recapture fees previously waived and/or expenses previously reimbursed by the Adviser subject to the terms and limitations of the Expense Limitation Agreement.

5.           GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

6.           FURTHER ASSURANCES. Transferor and Transferee each agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by Transferor and the assumption by Transferee of the rights and obligations under the Advisory Agreement and the Expense Limitation Agreement.

7.           COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS ADVISERS, LLC
(formerly, Virtus ETF Advisers LLC)

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

VIRTUS INVESTMENT ADVISERS, LLC (formerly, Virtus Investment Advisers, Inc.)

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

ETFis SERIES TRUST I
On behalf of its series listed on Schedule A

By:	/s/ William J. Smalley
Name:	William J. Smalley
Title:	President

SCHEDULE A

Virtus Newfleet Multi-Sector Bond ETF